SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
                      (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                   ( IBP, inc. )

Payment of Filing fee (check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act rules 14a-6(i)(4) and
       0-11.
       1)  Title of each class of securities to which transaction applies:
           _______________________________________
       2)  Aggregate number of securities to which transaction applies:
           _______________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):
           _______________________________________
       4)  Proposed maximum aggregate value of transaction:
           _______________________________________
       5)  Total fee paid: _______________________

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: __________________
       2)  Form, Schedule or Registration No.: ____________________________
       3)  Filing Party: __________________________________________________
       4)  Date Filed: __________________________



[IBP GREEN LOGO
TO BE INSERTED
HERE]


	March 17, 1999



Dear Stockholder:

	It is our pleasure to invite you to IBP, inc.'s Annual meeting of Stockholders to be held at IBP's new World Headquarters at 800 Stevens Port Drive, Dakota Dunes, South Dakota on Thursday, April 22, 1999. The meeting will begin at 3:00 p.m. Central Daylight Time. At the meeting, we will briefly review the Company's progress in 1998, discuss our prospects for 1999 and entertain questions. Refreshments will be served. The following proxy statement provides information about the meeting.

	If you are unable to attend in person, please be sure to vote your shares by proxy. We ask that you mark, sign, date and promptly return the enclosed proxy card in the enclosed self-addressed envelope, so we may be assured of a quorum to transact business. Your prompt response will help the Company avoid additional and unnecessary solicitation costs. In person or by proxy, your vote is important. Thank you!

	To obtain current information regarding IBP, the Company encourages investors to call the Investor Relations Department at (605)235-2587, or to visit IBP's Internet address at www.ibpinc.com.

	Your attention is directed to the attached Proxy Statement.



							Sincerely,



							Robert L. Peterson
							Chairman of the Board
							and Chief Executive Officer











                               IBP, inc.
                         800 Stevens Port Drive
                        Dakota Dunes,  SD  57049
                        	-----------------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
	                       To Be Held April 22, 1999

To the Stockholders:

	The Annual Meeting of Stockholders of IBP, inc. will be held in the Conference Center of IBP's World Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota, on Thursday, April 22, 1999, at 3:00 p.m. Central Daylight Time for the following purposes:

  1. To elect nine directors to serve for one year terms expiring at the annual meeting in 2000 and until their successors are elected and qualified;

		2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

	Only stockholders of record at the close of business on March 15, 1999, will be entitled to notice of and to vote at the meeting.

	In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying proxy statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.







Robert L. Peterson
Chairman of the Board



Dakota Dunes, South Dakota
March 17, 1999


	                               IBP, inc.
	                         800 Stevens Port Drive
                         Dakota Dunes,  SD  57049

	                        -----------------------
 	                           PROXY STATEMENT
	                        -----------------------

                           GENERAL INFORMATION

	The enclosed proxy card, IBP's Annual Report to Stockholders and this proxy statement have been mailed to stockholders on or about March 18, 1999, in connection with the solicitation of proxies by the Board of Directors of IBP, inc. ("IBP") for use at the Annual Meeting of Stockholders.  The Annual
Meeting of Stockholders will be held in the Conference Center of IBP's World
Headquarters located at 800 Stevens Port Drive in Dakota Dunes, South Dakota,
on April 22, 1999, at 3:00 p.m. Central Daylight Time.  This is the first year the meeting will be held in the new World Headquarters located in South
Dakota.  IBP anticipates moving from the current headquarters located at P.O.
Box 515, Dakota City, Nebraska 68731 to the new World Headquarters in March
of 1999.  Stockholders of record at the close of business March 15, 1999, are entitled to notice of and to vote at the meeting and at adjournment thereof.
As of the close of business on March 8, 1999, IBP had outstanding 92,282,596 shares of Common Stock, each of which is entitled to one vote.

	Unless instructed otherwise, the persons named as proxies intend to vote shares of Common Stock represented by duly executed proxies FOR the election of the nominees for director selected by the Board of Directors. If any other business is properly brought before the annual meeting, the proxies will be voted in accordance with the discretion of the persons named as proxies. Any proxy may be revoked by the stockholder at any time prior to the voting of the proxy at the meeting by a written revocation received by the Secretary of IBP, by properly executing and delivering a later-dated proxy or by attending the meeting and requesting the return of the proxy and voting in person.

	A majority of the outstanding shares of Common Stock must be represented at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business.  The record holder of each share of Common Stock as of March 15, 1999, will have one vote for each share so held.

	Directors are elected by a plurality of the votes cast.  Stockholders may not cumulate their votes.  The nine candidates receiving the highest number of votes will be elected as directors.  Under Delaware law and IBP's Bylaws, abstentions and broker non-votes are not counted and have no effect on the tally as to which of the nine candidates have received the highest number of votes and are elected as directors, except that the withholding or abstention of a vote denies the candidate that vote.  Under certain conditions, if you do not exercise the voting rights of stock in which you hold the beneficial interest, those shares might be voted by the record owner.

Solicitation of Proxies
	The expense of this solicitation will be paid by IBP. To the extent necessary to assure sufficient representation at the meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company for which they will receive no additional compensation. IBP will retain the services of Corporate Investor
Communications at a cost of approximately $7,000 plus certain mailing costs, to deliver proxy material and to aid in the solicitation of proxies to ensure that a quorum is represented at the annual meeting. IBP will pay persons holding stock in their names or the names of their nominees, but not owning such stock beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals.

Stockholder Proposals for 2000 Annual Meeting
In the event that any stockholder desires to submit a proposal for action at the 2000 Annual Meeting of Stockholders, such proposal must be received at IBP's principal offices at 800 Stevens Port Drive, Suite 835, Dakota Dunes, South Dakota 57049, marked to the attention of the Secretary of IBP, no later than November 18, 1999. It is suggested that any stockholder desiring to submit a proposal do so by Certified Mail, Return Receipt Requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of
Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 2000 Annual Meeting of Stockholders.


              	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	As of March 8, 1999, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

               Name and Address    	  Amount and Nature          Percent
Title of        Of Beneficial           of Beneficial               Of
 Class	             Owner               Ownership (#)            Class (%)
--------       ----------------       ----------------           ---------
Common         Archer Daniels-            12,951,400 (1)	          14.0%
Stock          Midland Company
               ("ADM")
               4666 Fairies Parkway
	              Decatur, IL  62526

Common         Brandes Investment
Stock          Partners, L.P.	             6,051,871 (2)	           6.5%
	              12750 High Bluff Drive
               San Diego, CA  92130

Common         Barclays Global
Stock          Investors, N.A.	            5,777,123 (3)            6.2%
               45 Fremont Street
               San Francisco, CA  94105
__________________
(1)	ADM has sole investment power over  12,951,400 shares, and sole voting power over 12,951,400 shares, according to its Schedule Form 4 dated
October 5, 1998, and filed with the Securities and Exchange Commission
("SEC").
(2)	Brandes Investment Partners, L.P. has sole investment power
over 6,051,871 shares, and sole voting power over 6,051,871 shares, according to its Schedule 13G dated February 11, 1999, and filed with the Securities and Exchange Commission.
(3)	Barclays Global Investors, N.A. has sole investment power over
 5,197,623 shares, and sole voting power over 5,777,123 shares, according to its Schedule 13G dated February 16, 1999, and filed with the Securities and Exchange Commission.


                          ELECTION OF DIRECTORS

	It is intended that proxies received will be voted FOR the election of nine nominees as directors unless authority to so vote is withheld.  Although the
Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may, but need not, be voted for a substitute nominee selected by the Board of Directors.

	The Bylaws of IBP provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form, containing the information required by the Bylaws, to the Secretary of IBP. To be timely, such notice must be delivered to or mailed to and received at the principal executive offices of IBP not less than 60 nor more than 90 days prior to the meeting. However, if less than 60 days' notice or public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

	The following biographical information is furnished as of February 17, 1999, with respect to each of the nine nominees for election as director at the annual meeting.

RICHARD L. BOND, 51	                                      Director since 1995
	Mr. Bond has served as the President and Chief Operating Officer of IBP since March 1, 1997. Prior to that he was President, Fresh Meats since 1995; Executive Vice President, Beef Division since 1994; and the Group Vice
President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 65                                      	Director since 1987
	Mr. Chalsty was elected Chairman of the Board of Donaldson, Lufkin &
Jenrette, Inc. ("DLJ") in February, 1996. He served as Chief Executive Officer from September 1986 to February 1998.  Mr. Chalsty also served as President of
DLJ from 1986 to 1996, after having served as Chairman of DLJ's Capital
Markets Group for more than two years. He joined the firm in 1969 as an oil analyst.  He was elected to DLJ's Board of Directors in 1971 and was named
Director of Research in 1972.  Mr. Chalsty was appointed head of the
Investment Banking Division in 1979.  When the firm was reorganized in
January, 1984 Mr. Chalsty was named Chairman of the Capital Markets Group.
Currently, Mr. Chalsty is also a member of the Board of Directors of EQ,
Occidental Petroleum Corporation, SAPPI Limited, and he has been a member of the Executive Committee of AXA since January 1997.  From 1990 to 1994 Mr.
Chalsty served as Vice Chairman of the New York Stock Exchange Inc.

DR. WENDY L. GRAMM, 54	                                   Director since 1993
	Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a
Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm is an economist and is Director of the Regulatory Studies Program of the Mercatus Center at George Mason University in Fairfax, Virginia. She serves on the Boards of Directors of Enron Corporation, State Farm Insurance Companies, the Chicago Mercantile Exchange and Invesco Funds.

JOHN J. JACOBSON, JR., 55	                                Director since 1998
	Mr. Jacobson is the President of TransAm Trucking, Inc. ("TransAm") which he founded in 1987.  For a twenty year period prior to 1987, Mr. Jacobson was a member of the Board of Directors and an Executive Vice President of Idlewild
Foods, Inc., a holding company which controlled National Beef Packing, Co., a beef products company; Liberal International Sales, an export sales company of meat and by-products; and Supreme Feeders, a commercial cattle feeding operation.  Mr. Jacobson occupied executive positions in all of the companies controlled by Idlewild Foods, Inc.  In addition, Mr. Jacobson was the
President and founder of National Carriers, the nation's third largest refrigerated carrier.  TransAm is one of the carriers that provides services to IBP, and in 1998 approximately 15.1% of TransAm's revenues were derived from services provided to IBP.

EUGENE D. LEMAN, 56	                                      Director since 1989
	Mr. Leman has served as the President, Fresh Meats of IBP since March 1, 1997. Prior to that he was the President, Allied Products since 1995; and the Executive Vice President, Pork Division since 1986.

DR. MARTIN A. MASSENGALE, 65	                             Director since 1996
	Dr. Massengale has been President Emeritus; Director, Center for Grassland Studies; and Foundation Distinguished Professor at the University of Nebraska since 1994. From 1958 to 1976 Dr. Massengale was a professor at the University of Arizona and the Associate Dean, College of Agriculture,
University of Arizona. From 1976 to the present he has been with the University of Nebraska where he has served as a Vice Chancellor, Chancellor, Interim President and President of the University, a position he held from 1991 to 1994. Dr. Massengale has been named to the Board of Directors of Woodmen Accident & Life Company, the Board of Managers of America First
Companies, L.L.C., and the Board of Trustees of Great Plains Funds.

ROBERT L. PETERSON, 66	                                   Director since 1976
	Mr. Peterson has served as Chairman of the Board and Chief Executive Officer of IBP since August 12, 1981. Mr. Peterson joined IBP in 1961. He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer. Mr. Peterson is a Director of MidAmerican Energy Company.

MICHAEL L. SANEM, 56	                                     Director since 1998
	Mr. Sanem has been self-employed as a cattle feeder and private investor since 1994. Prior to this, Mr. Sanem was employed by Monfort of Colorado as Vice President of Slaughter, Hides and By-Products Operations from 1979 to
1982. In 1982, he was promoted to Group Vice President, and in 1987, after ConAgra, Inc. acquired Monfort, he became Monfort's Executive Vice President of Beef Operations. From 1989 to 1994, Mr. Sanem was the President and a director of Monfort, Inc., and was responsible for Monfort's beef, lamb, trucking and specialty operations.

JOANN R. SMITH, 59	                                       Director since 1993
	Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to
1993 and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Association and has chaired the Cattlemen's Beef Promotion and Research Board. Ms. Smith acts as Secretary and Treasurer for Smith Brothers, a farming and ranching operation, is the Secretary and Treasurer for Smith Construction, and is President of Smith Associates, an agricultural marketing business.

Information Regarding the Board of Directors and its Committees

	The Board of Directors has established an Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Plans Administration Committee.

	The Board of Directors met five times during the 1998 fiscal year. All directors attended at least 75 percent of the Board of Directors meetings.
All directors attended at least 75 percent of the committee meetings for which they were eligible, except for Mr. Chalsty who missed two Audit Committee meetings during 1998.

	The Executive Committee, during the intervals between meetings of the Board of Directors, exercises all powers of the Board of Directors, except as otherwise provided by law and the IBP Bylaws.  The members of the Executive
Committee currently are Messrs. Peterson (Chairman), Bond, and Leman.  The
Executive Committee met or acted by written consent eleven times during 1998.

	The Audit Committee selects the firm of independent public accountants to audit the financial statements of IBP and its consolidated subsidiaries, subject to approval of the Board of Directors; discusses with the independent public accountants the scope and results of their audit; discusses with the independent public accountants, and with the management of IBP, IBP's financial, accounting and reporting principles, policies and practices;
discusses with the independent public accountants, and with the Controller of IBP and his staff, the adequacy of the corporation's accounting, financial and operating controls; and reports to the Board of Directors. The members of the Audit Committee currently are Mr. Tinstman (Chairman), Mr. Chalsty, Dr.
Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Audit Committee held four meetings during 1998.

	The Compensation Committee reviews and approves compensation arrangements, including annual incentive awards, for officers of IBP. The members of the Compensation Committee currently are Mr. Chalsty (Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith. The Compensation Committee held one meeting during 1998.

	The Nominating Committee makes recommendations as to candidates for election to the Board of Directors and their qualifications to fill board vacancies in connection with proposed slates of nominees for directors for whose election proxies will be solicited by the Board of Directors. The Nominating Committee will consider properly submitted recommendations of stockholders if the recommendation is submitted pursuant to the procedures previously outlined. The members of the Nominating Committee currently are Dr. Gramm (Chairperson), Mr. Chalsty, Mr. Jacobson, Dr. Massengale, Mr. Sanem, Ms. Smith and Mr. Tinstman. The Nominating Committee held one meeting during 1998.

	The Plans Administration Committee administers the restricted stock and employee stock option plans of IBP. The members of the Plans Administration Committee currently are Ms. Smith (Chairperson), Mr. Chalsty, Dr. Gramm, Mr. Jacobson, Dr. Massengale, and Mr. Sanem, none of whom are eligible for selection as participants in these plans. The Plans Administration Committee held one meeting during 1998.

Information Regarding Directors' Compensation

	Officers of IBP who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. Non-management directors receive a retainer fee of $25,000 per annum, $2,500 per annum for each committee they chair and $1,000 for each board or committee meeting that they attend. Non-management directors also receive stock options pursuant to the IBP Directors Stock Option Plan.

	In January 1993, IBP entered into a consulting agreement with Mr. Tinstman.
Under the consulting agreement Mr. Tinstman agreed to continue to act as an independent general consultant to IBP, which includes chairing the IBP
Retirement Savings Plan Administration Committee which administrates an
Internal Revenue Code Section 401(k) plan with in excess of $186 million of invested funds.  Pursuant to such agreement, Mr. Tinstman receives $3,000 per month as long as the agreement is in effect.  In addition, Mr. Tinstman is entitled to hospitalization coverage and, subject to IBP's best efforts, disability insurance.  Mr. Tinstman also receives the annual fees and meeting fees paid to non-management directors of IBP and stock options pursuant to the IBP Directors Stock Option Plan.  Mr. Tinstman acted as a director of IBP during 1998 but has elected to retire and not run for re-election in 1999.


	                      SECURITY OWNERSHIP OF MANAGEMENT

	The following table sets forth, as of February 17, 1999, beneficial ownership of IBP Common Stock, the sole class of IBP stock, for each director of IBP, for each person nominated as a director of IBP, for each executive officer named in the Summary Compensation Table and for all directors and executive officers (including those executive officers not named in the Summary Compensation Table, if any) of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the Common Stock shown as beneficially owned by them.



                                 Amount and Nature
Name of Beneficial Owner -       of Beneficial                  Percent of
Position with IBP                Ownership (#) (1)              Class (%) (3)
--------------------------       -----------------              -------------
Richard L. Bond - Director
 and Executive Officer              80,974                            *

John S. Chalsty - Director           8,900                            *

R. Randolph Devening
 Executive Officer                       0                            *

Wendy L. Gramm - Director            3,900                            *

Craig J. Hart - Executive
 Officer                            20,355                            *

John J. Jacobson, Jr.
 Director                            5,000                            *

Eugene D. Leman - Director
 and Executive Officer             137,217                            *

Martin A. Massengale - Director        900                            *

Robert L. Peterson - Director
 and Executive Officer             563,002                            *

Michael L. Sanem - Director         30,000                            *

Larry Shipley - Executive
 Officer                            41,244                            *

JoAnn R. Smith - Director            5,500                            *

Dale C. Tinstman - Director         14,700 (2)                        *

All Directors and Executive
Officers As A Group (19 Persons) 1,331,028                         1.44
__________________
(1)	This number includes stock options granted pursuant to the IBP 1987 Stock
    Option Plan, the IBP 1993 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of February 17, 1999, or within 60 days thereafter: Mr. Bond 72,624; Mr. Chalsty 3,900; Dr. Gramm 3,900;
    Mr. Hart 16,412; Mr. Leman 74,000; Dr. Massengale 400; Mr. Peterson
    216,000; Mr. Shipley 26,244; Ms. Smith 1,700; and Mr. Tinstman 3,900;
    and all other Executive Officers 265,076.

(2)	Includes 2,000 shares owned by Mr. Tinstman's wife, as to which Mr.
    Tinstman disclaims any beneficial ownership.

(3)	Individually, the executive officers, directors and nominees for director beneficially own less than 1% of IBP's Common Stock.

	                      JOINT REPORT OF THE COMPENSATION
                      AND PLANS ADMINISTRATION COMMITTEES

Compensation and Plans Administration Committees

	The Compensation Committee of the Board of Directors is comprised entirely of disinterested and outside directors. The Committee is responsible for establishing the levels of compensation (except stock option grants and long-term stock awards) for the executive officers of the Company. The Committee annually evaluates IBP's performance and compensation paid to its executive officers.

	The Plans Administration Committee reviews and approves the grant of stock options and awards of restricted stock pursuant to IBP's stock option and long-term stock plans for the Company's officers and employees. This committee is comprised entirely of disinterested and outside directors.

Committees' Report on Executive Compensation

Base Salary

	The annual compensation of executive officers of IBP includes a base salary, coupled with a cash bonus which is calculated in accordance with an established formula based on the operating income of IBP. The Compensation Committee from time to time uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges and to set target base salary levels for officers. The amount of the employee's base salary is a function of the employee's officer position, or grade level, and individual performance. The employee's individual performance is measured against expectations related to budgetary performance or operating income results and operating performance standards.

Bonus Payments

	The annual compensation of employees participating in IBP's officers' bonus program, including executive officers, is dependent on overall corporate performance.  The dollar amount of the bonus pool from which bonuses are paid is established as a percent of operating income as adjusted for non-operating expenses such as pushdown accounting.  Target bonuses are based on the percent of increase or decrease in such operating income from the prior year.

Stock Option Grants and Restricted Stock Awards

	IBP has stock option plans for all of its management employees and a long-term stock plan for its officers, including executive officers. The purpose of the plans is to assist in securing and retaining employees of ability by making it possible to offer them an incentive, in the form of a proprietary interest in IBP, to join or continue in the service of IBP and to increase their efforts on its behalf.

	Levels for both stock option grants and restricted stock awards are established by the Plans Administration Committee on the basis of an employee's officer position or grade level. Stock options are typically granted for terms of ten years and normally become exercisable in increments beginning after the second and continuing through the fifth year of the stock option term. The restricted stock awards are made subject to continued employment, generally for five years.

Corporate Performance

	In evaluating corporate performance to establish compensation for fiscal year 1998, the Compensation Committee considered the fact that operating income for 1997 for bonus purposes was down 32% from 1996 and net earnings per diluted share were down to $1.25 in 1997 from $2.07 in 1996. The Compensation Committee established a standard salary increase budget of 4%, for fiscal year 1998 for officers. The budget percentage was based on the standard percentage increase for all management employees of the Company. Individual salary increases were determined for all management employees, including executive officers, based on each individual's contributions to operating unit and corporate performance.

Compensation of Chief Executive Officer

	The Chairman and Chief Executive Officer's salary and performance-based bonus for 1998 were established by the Compensation Committee in December of 1994. Mr. Peterson's base salary remained at $1,000,000. His performance-based bonus for 1998 was established at 1.506% (pursuant to the five year formula approved by stockholders at the 1995 Annual Meeting) of the first $100,000,000 of operating income, after adjustments and consistent with the bonus calculations for management generally, and 1% of any operating income that exceeded $100,000,000. These actions were based on the 1993 changes to
Section 162(m) of the Internal Revenue Code which require that any compensation over $1,000,000 be performance-based (or meet other exceptions provided by the Section) to be deductible by the Company. The salary and performance-based bonus were determined pursuant to the changes to Section 162(m) and in order to retain Mr. Peterson as Chairman and Chief Executive Officer. The bonus method was designed to incentivize Mr. Peterson with a performance-based bonus that was competitive with the industry and also allows the Company to take a deduction for federal income tax purposes.

	John S. Chalsty          	Wendy L. Gramm 	           John J. Jacobson, Jr.
 Martin A. Massengale      Michael L. Sanem           JoAnn R. Smith


        	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
	                           COMPENSATION DECISIONS

	The members of the Compensation Committee are Mr. Chalsty (Chairman), Dr. Gramm, Mr. Jacobson, Dr. Massengale, Mr. Sanem and Ms. Smith.

                        SUMMARY COMPENSATION TABLE (1)

                                                          LONG-TERM
                      ANNUAL COMPENSATION           COMPENSATION AWARDS
              ---------------------------------  --------------------------------
                                        Other
                                        Annual 	 Restricted  Securities     All
Name and                                Compen-	   Stock     Underlying    Other
Principal     Year  Salary   Bonus      sation	    Awards      Options    Compen-
Position                                                                  sation
                      ($)     ($)       ($)(2)     ($)(3)       (#)         ($)
------------  ----  ------   ---------  ------   ----------  ----------  ---------
Robert L.     1998 1,000,000 4,568,006  57,566            0    30,000       160,486
 Peterson,
 Chairman     1997 1,000,000 2,805,501  70,445    1,448,125    30,000        91,943
 & Chief
 Executive    1996 1,000,000 3,719,696       0            0    30,000       123,732
 Officer

Richard L.    1998   516,667   550,800       0            0    21,000        30,243
 Bond,
 President    1997   469,167   288,345       0       70,000    35,900        19,262
 & Chief
 Operating    1996   312,500   300,000       0            0    12,000        22,489
 Officer

Eugene D.     1998   325,500   346,800       0            0    12,000        19,096
 Leman,
 President,   1997   301,000   195,278       0       50,000    17,000        12,391
 Fresh Meats  1996   229,167   225,900       0            0     9,000        16,492

Larry         1998   289,150   260,000       0            0    12,000        16,942
 Shipley,
 President    1997   144,667   148,411       0      140,000    16,000         5,955
 IBP
 Enterprises  1996   149,150   135,000       0            0     6,000        10,073

Craig J.      1998    92,083    70,000       0            0     3,120         5,403
 Hart,
 Vice         1997    87,833    41,400       0       75,000     3,120         3,617
 President
 & Controller 1996    85,000    60,000       0            0     3,120         6,118

R. Randolph   1998   700,000 1,217,650       0            0         0        35,700
 Devening (5)
 President    1997   471,154   624,279       0            0         0        25,053
 & Chief
 Executive    1996         0         0       0            0         0             0
 Officer,
 Foodbrands
 America, Inc.


_______________________________
(1)	No other types of compensation required to be reported in the table were paid or were payable to any of the named executive officers and, therefore, the column which the SEC regulations created to report "Long-Term Incentive Plan Payouts" has been deleted from the table. IBP has not granted any
    SARs pursuant to the IBP 1993 Stock Option Plan and 1996 Stock Option Plan and has therefore removed SARs from the columns of this table and reported only options.
(2)	Except for Mr. Peterson in 1997 and 1998, the perquisites and other personal benefits provided to the executive officers do not exceed the threshold established by the SEC and are not reported in the table. The other annual compensation reported for Mr. Peterson consists of perquisites provided by the Company. For the perquisites reported in 1998, $22,950 of this amount is attributable to Company automobile expenses and $28,409 is attributable to Mr. Peterson's personal use of Company aircraft.
(3)	Restricted stock was granted to certain officers pursuant to the IBP
    Officer Long-Term Stock Plan.  The shares vest five years from the date of grant contingent upon continued employment with IBP. Early vesting may occur pursuant to the Plan's provisions due to events such as death or total disability. The value of the shares on the date of grant listed is listed for the named executive officers in the Summary Compensation Table. Under certain past grants, and certain future grants to executive officers, the Company is obligated to pay the executive officer's mandatory minimum Federal tax withholdings and Medicare tax portion of the Federal Insurance Contribution Act upon vesting and receipt of the shares. Dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the Plan. These additional shares are then credited to an officer's award. The number of shares of restricted Common Stock in each named officer's account pursuant to the IBP Officer Long-Term Stock Plan on December 26, 1998, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $28.9375 per share, were as follows: Mr. Peterson - 70,340 shares valued at $2,035,464; Mr. Bond - 29,469 shares valued at $852,759; Mr. Leman - 18,767 shares valued at $543,070; Mr. Shipley - 25,818 shares valued at $747,108; and Mr. Hart - 4,893 shares valued at $141,591.
(4)	All Other Compensation includes 1996, 1997 and 1998 profit sharing contributions made by the Company into the named officer's account in the IBP Retirement Income Plan ("RIP"). The profit sharing attributable to each named officer for 1998 is as follows: Mr. Peterson $107,948;
    Mr. Bond - $30,122; Mr. Leman - $18,977; Mr. Shipley - $16,857; and
    Mr. Hart - $5,368. The profit sharing and employer matching amounts contributed by Foodbrands America, Inc. ("Foodbrands") into Mr. Devening's 401(k) account in 1998, and which are attributable to IBP, equaled $5,050. All Other Compensation also reports life insurance premiums paid by the Company for the named officer. The amount of insurance premiums paid by the Company for each named officer in 1998, and any cash surrender value the named officer is entitled to under a policy, is as follows:
    Mr. Peterson - $52,538 ($49,605 of this amount represents the cash surrender value of a policy and $2,933 represents the premiums paid);
    Mr. Bond - $121; Mr. Leman - $119; Mr. Shipley - $85; and Mr. Hart - $35. Foodbrands paid $30,650 in life insurance premiums for Mr. Devening in 1998 which is attributable to IBP.
(5) Mr. Devening is the President and Chief Executive Officer of Foodbrands America, Inc. ("Foodbrands"), a subsidiary of IBP. The acquisition of Foodbrands was completed on May 7, 1997, and IBP has not reported any of Mr. Devening's compensation for the period prior to IBP acquiring Foodbrands. Mr. Devening's compensation shown for 1997 are those amounts attributable to the period in which IBP has owned Foodbrands.

Employment Contracts

 Except for Mr. Peterson, IBP has employment agreements with all of its executive officers, including Messrs. Bond, Leman, Shipley and Hart. Each agreement is for a term of five years, Messrs. Bond's and Leman's commenced March 1, 1997; Mr. Shipley's commenced August 18, 1997 and Mr. Hart's commenced December 22, 1995. Each provides for a one year non-compete obligation from the employee following the termination of employment with IBP. The agreements provide for, among other things, a minimum base salary and participation in IBP employee benefit plans including specifically stock options and the IBP Officer Long-Term Stock Plan as an incentive to an employee's long term commitment to IBP. For the four IBP executive officers named in the Summary Compensation Table who currently have employment contracts, the minimum base salaries are: Mr. Bond - $500,000; Mr. Leman - $315,000; Mr. Shipley - $250,000; and Mr. Hart - $85,000. While the
agreements terminate by their terms after five years, either party to an agreement has the right to terminate it, subject to the non-compete obligation, upon one year's notice.

	IBP does not have termination or change of control plans or contracts with any of its employees, except as provided for in the IBP 1987 Stock Option
Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan, the IBP
Officer Long-Term Stock Plan and the 1996 Officer Long-Term Stock Plan.

	Mr. Devening's agreement commenced on August 2, 1994, was amended on December 31, 1996 and continues until December 31, 1999, subject to a one year extension. The minimum base salary for Mr. Devening is $700,000, and in addition Mr. Devening is entitled to an annual bonus based on Foodbrands obtaining target goals for earnings before interest and taxes ("EBIT"). Mr. Devening's agreement also contains a non-compete obligation in which Mr. Devening agrees not to compete for a period of twenty-four (24) months after termination, and in return he will receive a payment of $1 million dollars distributed over such twenty-four month period. In addition, Mr. Devening's employment agreement and a stay bonus agreement call for Foodbrands to make certain payments to Mr. Devening due to the change of control which occurred upon IBP's acquisition of Foodbrands.

                                      OPTION GRANTS TABLE

                                    Option Grants in 1998 (1)
                                                                                   Potential
                                                                                Realizable Value
                                                                                at Assumed Annual
                                                                                Rates of Stock
                                                                                Price Appreciation
            	                                                                   for Option Term
                             Individual Grant                                       (10 years)
       -----------------------------------------------------------------------  ------------------
       Number of     Percent of                              Market
       Securities    Total Options     Exercise              Price on
       Underlying    Granted           or Base               Date of
       Options       to Employees      Price    Expiration   Grant(3)
Name   Granted(#)(2) in Fiscal Year(%) ($/share)   Date      ($/Share)	 (3)      5%($)	   10%($)
----   ------------  ----------------- --------- ----------  --------  -------   -----    ------
Robert L.
Peterson    30,000          4.67        16.5625   08/31/08    25.5625  270,000   312,482   791,891

Richard L.
Bond        21,000          3.27        16.5625   08/31/08    25.5625  189,000   218,737   554,324

Eugene D.
Leman       12,000          1.87        16.5625   08/31/08    25.5625  108,000   124,993   316,756

Larry
Shipley     12,000          1.87        16.5625   08/31/08    25.5625  108,000   124,993   316,756

Craig J.
Hart         3,120          0.49        16.5625   08/31/08    25.5625   28,080    32,498    82,357

R. Randolph
Devening         0             0              0      -              0        0         0         0

______________________
(1)	All options were granted pursuant to the 1996 Stock Option Plan.  IBP has not granted any SARs pursuant to the 1996 Stock Option IBP has therefore removed SARs from the title and columns of this table and has reported only options.
(2)	The options are granted for terms of ten years and become exercisable in increments beginning after the second and continuing through the fifth year of the option term. All options are priced at the fair market value of the IBP Common Stock on the effective date of the grant.
(3) In 1998 the effective date for IBP's annual stock option grant to management was August 31, 1998, however, the decision to grant options effective August 31, 1998 was not finalized until November 30, 1998. IBP believes under the SEC's rules, the date of grant would be considered November 30, 1998. As of the effective date of the grants the market price was $16.5265, but the price on the date of grant (as described above) was $25.5625. Pursuant to the SEC rules, IBP has added tables showing the market price on the date of grant and the difference in value of the grants based on the date of grant market price and the effective date market price (since no portion of these options are exercisable for two years, the ability of the named officer to realize any gain will be subject to the market value of IBP stock when the options become exercisable).


               	AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

                              Aggregated Option Exercises in 1998
                               and 1998 Year-End Option Values (1)

                                  Number of Securities           Value of Unexercised
                                 Underlying Unexercised          In-The-Money Options
                              Options at 1998 Year-End (#)       At 1998 Year-End (#)
                             ------------------------------  --------------------------
         Shares
         Acquired
         on
         Exercise   Value
Name     (#)        Realized($)  Exercisable  Unexercisable  Exercisable  Unexercisable
----     --------   -----------  -----------  -------------  -----------  -------------
Robert L.
Peterson        0             0    216,000       114,000       2,934,750      948,375

Richard L.
Bond            0             0     62,664        84,356         739,084      727,305

Eugene D.
Leman       4,000        46,000(2)  70,000        48,000       1,026,250      412,250

Larry
Shipley         0             0     24,324        41,856         246,972      362,228

Craig J.
Hart          164         2,100(2)  16,412        12,112         197,311       92,631

R. Randolph
Devening        0             0          0             0              0             0

-------------------------
(1)	IBP has not granted any SARs pursuant to the IBP 1993 Stock Option Plan and 1996 Stock Option Plan. IBP has therefore removed SARs from the title and columns of this table and has reported only options granted.
(2)	The shares acquired on exercise by Mr. Leman and Mr. Hart were held by them. For the value realized, IBP has reported the product of the number of shares exercised times the difference between the closing of IBP Common Stock on the date of exercise and the option exercise price.



                           	PERFORMANCE GRAPH

	The following performance graph compares the registrant's stock performance over the past five years against the performance of both an equity market index and a peer group index that cover the same five year period.

                                  IBP, inc.
	               Comparison of Five Year Cumulative Total Return IBP, inc., S&P 500 Index and S&P 400 Index (1)


               1993       1994         1995        1996        1997       1998
               ----       ----         ----        ----        ----       ----
IBP,
inc.	        $100.00    $120.08      $201.46     $191.26     $166.92    $232.41

S&P
500           100.00     101.16       139.17      174.64      232.90     301.28

S&P
400           100.00      98.45       128.91      151.91      200.91     227.85



(1)	Assumes $100 invested on December 23, 1993 in IBP, inc. Common Stock, the
    S&P 500 Index, and the S&P 400 Index. Each of the three measures of cumulative total return assumes reinvestment of dividends.





Section 16(a) Beneficial Ownership Reporting Compliance

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York
Stock Exchange.  Executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

	Based solely on review of the copies of such forms furnished to the Company, or written representations that forms were not required, the Company believes that during the fiscal year ending December 26, 1998 there was compliance with all Section 16(a) filing requirements applicable to its executive officers and directors. Based on IBP's review of Archer-Daniels-Midlands, Inc. ("ADM") Form 3 dated February 4, 1998, IBP believes that this form was filed late since it is dated February 4, 1998 and was due January 23, 1998 (the date that is ten days after the date of the event requiring ADM to file the statement).

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

	The Audit Committee of the Board of Directors of IBP selected PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of IBP and its consolidated subsidiaries for fiscal year 1998. PricewaterhouseCoopers LLP has audited IBP's financial statements annually since 1995.

	During IBP's two most recent fiscal years there had been no disagreements with IBP's accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor has the principal accountant's reports on IBP's financial statements for either of the past two years contained any adverse opinion or disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles.

	A member of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of stockholders. Such member will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.


                       INCORPORATION BY REFERENCE

	The financial information, supplementary financial information and management's discussion and analysis are incorporated by reference into this proxy statement from the 1998 Annual Report to Stockholders, a copy of which has been delivered with this proxy statement.

                            OTHER MATTERS

	The Board of Directors is not aware of any other matters to be presented at the meeting.  However, if any such matters are presented for action, it is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their discretion on such matters unless stockholders specify otherwise.

By Order of the Board of Directors




Sheila B. Hagen
Secretary





PROXY CARD
----------

  If no direction is given, this proxy will be voted FOR Item 1.


The Board of Directors Recommends a Vote FOR Item 1.
Item 1 - Election of directors duly nominated.


For          Withheld           Richard L. Bond, John S. Chalsty, Wendy L.
                                Gramm, John J. Jacobson, Jr., Eugene D. Leman,
-------      ------             Martin A. Massengale, Robert L. Peterson,
                                Michael L. Sanem and JoAnn R. Smith


To withhold authority to vote for any individual nominee, write that nominee's name on the line below)

__________________________________________________________



Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate when signing. If the signer is a corporation or partnership, please sign in full corporate or partnership name, by President, authorized officer or authorized partner. If shares are held jointly, each shareholder named should sign.

Date _____________________________________

Signature_________________________________

Signature_________________________________





____________________________________________________________________________
                          FOLD AND DETACH HERE

                                Annual Meeting

                                      of

                                   IBP, inc.

                            Thursday, April 22, 1999



                                     Agenda
                                     ------

             * Election of Directors
             * Transaction of other business properly brought before the meeting or any adjournment thereof










                                                                 PROXY
----------------------------------------------------------------------------

SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders

                           IBP, inc.
                           IBP World Headquarters
                           Conference Center
                           800 Stevens Port Drive
                           Dakota Dunes, South Dakota  57049

                           THURSDAY, APRIL 22, 1999 - 3:00 P.M.


The undersigned stockholder hereby appoints Robert L. Peterson and Sheila
B. Hagen, or either of them, the proxies of the undersigned to vote, as indicated on the reverse side, all shares registered in the name of the undersigned on all matters which may come before the 1999 Annual Meeting of Stockholders of IBP,inc. or any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given such shares will be voted for Item 1, and in accordance with the discretion of the persons named as proxies on all other business.

____________________________________________________________________________
                            FOLD AND DETACH HERE




                                                Annual
                                                Meeting of Stockholders
                                                April 22, 1999





In order to assure a quorum, all stockholders are urged to vote by proxy or attend the meeting. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the proxy card in the enclosed postage prepaid envelope. It is important that your shares be represented at the meeting. Your promptness will assist us in preparing for the meeting and avoiding the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.